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                                                                    Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Synopsys, Inc.:

We consent to the incorporation by reference in registration statement Nos. 33-82804, 33-78560, 33-76206, 33-92144, 333-04410, 333-22663, 333-42069,
333-45181, 333-50947, 333-60783 and 333-68883 on Form S-8 of Synopsys, Inc. of
our reports dated October 26, 1998, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, and the related consolidated financial statement schedule, which reports appear or are incorporated by reference in this Annual Report on Form 10-K of Synopsys, Inc.


                                       KPMG Peat Marwick LLP


Mountain View, California
December 18, 1998